Filed Pursuant to Rule 424(b)(3)

Registration No. 333-90742

Prospectus Supplement to Prospectus dated September 11, 2002

24,809,338 Shares

Casual Male Retail Group, Inc.

Common Stock

This prospectus supplement updates the prospectus dated September 11, 2002 relating to the offer for sale of up to an aggregate of 24,809,338 shares of common stock of Casual Male Retail Group, Inc. by the selling stockholders identified in the prospectus and this prospectus supplement, and any of their pledgees, donees, transferees or other successors in interest.

We are providing this prospectus supplement to update the table in the prospectus under the caption “Selling Stockholders” to reflect (i) a transfer of shares of common stock from Eugene Roth to the joint account of Eugene Roth and Constance D. Roth and (ii) a transfer of shares of common stock from Estate of Marvin Roth to Eugene Roth & Phillip Roth, Trustees U/W Marvin Roth FPO Marital Trust. The amounts set forth below are based upon information provided to us by the selling stockholders (or their representatives), or on our records, and are accurate to the best of our knowledge. Unless we indicate otherwise, the information in this prospectus supplement is as of February 25, 2004.

Selling Stockholder	Number of shares owned prior to the offering	Number of shares of offered common stock	Number of shares owned subsequent to the offering (1)	Percentage of outstanding shares owned subsequent to the offering
Eugene Roth	61,500	0	61,500	*
Eugene Roth and Constance D. Roth (joint account)	76,135	50,000	26,135	*
Estate of Marvin Roth	0	0	0	*
Eugene Roth & Phillip Roth, Trustees U/W Marvin Roth FPO Marital Trust	37,500	37,500	0	*

*	Less than 1%.
(1)	Assumes that all shares of common stock offered by the selling stockholders will be sold by the selling stockholders.

This prospectus supplement is not complete without the prospectus dated September 11, 2002, and we have not authorized anyone to deliver or use this prospectus supplement without the prospectus.

The date of this prospectus supplement is February 25, 2004.